Exhibit 2.2
MORGAN STANLEY SENIOR FUNDING, INC.
1585 Broadway
New York, New York 10036

February 28, 2010

MSCI Inc.
Wall Street Plaza, 88 Pine Street
New York, New York 10005

Attention:  Gary Retelny, Managing Director

Project Fox
Commitment Letter

Ladies and Gentlemen:

MSCI Inc. (“you” or the “Borrower”) has advised Morgan Stanley Senior Funding, Inc. (“MSSF,” “we,” “us” or the “Commitment Party”) that you intend to acquire (the “Acquisition”) 100% of the outstanding capital stock of a company previously identified to us and code-named Fox (the “Target”) pursuant to an agreement and plan of merger (the “Acquisition Agreement”) among you, a wholly owned subsidiary of the Borrower (“MergerCo”) and Target.  Pursuant to the Acquisition Agreement, MergerCo will merge with and into the Target, with the Target surviving such merger as a wholly-owned subsidiary of the Borrower.  All references to “dollars” or “$” in this Commitment Letter (as defined below) are references to United States dollars.

We understand that the total funding required to pay the cash consideration for the Acquisition, to repay the existing credit facilities of the Borrower and the Target (the “Refinancing”), to pay the fees and expenses incurred in connection therewith and to provide for the ongoing working capital and general corporate needs of the Borrower and its subsidiaries shall be provided solely from (a) cash and cash equivalents on hand at the Borrower and the Target and (b) the incurrence by the Borrower of senior secured credit facilities consisting of (i) a term loan facility in the amount of $1,275.0 million (the “Term Loan Facility”) and (ii) a revolving credit facility in the amount of $100.0 million (the “Revolving Facility”; the Revolving Facility and the Term Loan Facility are hereinafter referred to individually as a “Facility” and, collectively, as the “Facilities”), in each case, as described in the summary of terms and conditions attached hereto as Exhibit A (the “Bank Term Sheet”).

The Acquisition, the Refinancing, the entering into of this Commitment Letter, the entering into of the Facilities and the initial borrowings thereunder and the related transactions contemplated by the foregoing, as well as the payment of fees, commissions and expenses in connection with each of the foregoing, are collectively referred to as the “Transactions.”  No other financing will be required for the Transactions.  The date of consummation of the Acquisition is referred to in this Commitment Letter as the “Closing Date.”

1. Commitments.  The Commitment Party is pleased to commit to provide 100% of the Facilities subject to and on the terms and conditions set forth herein and in the Bank Term Sheet and the additional conditions attached as Exhibit B (the “Conditions Term Sheet”, together with the Bank Term Sheet, the “Term Sheets” and together with this agreement, the “Commitment Letter”).  It is agreed that MSSF shall act as sole and exclusive lead arranger, book-runner and syndication agent for the

Facilities (in such capacity, the “Lead Arranger”) and as administrative agent for the Facilities (in such capacity, the “Administrative Agent”).  It is further agreed that no additional agents, co-agents, arrangers or bookmanagers will be appointed in respect of any of the Facilities, and no Lender (as defined below) will receive compensation with respect to any of the Facilities outside the terms contained in this Commitment Letter and the fee letter (the “Fee Letter”) executed simultaneously herewith in order to obtain its commitment to participate in the Facilities, in each case unless you and we so agree.

The aggregate commitments in respect of the Term Loan Facility shall be permanently reduced dollar-for-dollar by an amount equal to the aggregate cash proceeds (net of fees and expenses and, in the case of Asset Dispositions, taxes payable or expected to be payable in respect thereof) (“Net Cash Proceeds”) received by the Borrower or any of its subsidiaries from the consummation of all Debt Incurrences, Equity Issuances and Asset Dispositions (each as defined below) subsequent to the date hereof and on or prior to the Closing Date; provided that such reduction shall only be required to the extent such Net Cash Proceeds exceed $10.0 million in the aggregate from the date hereof.

“Debt Incurrence” means any incurrence of debt for borrowed money (including debt securities convertible into equity securities, and whether in a public offering or private placement or otherwise) by the Borrower or any of its subsidiaries other than (i) debt owed to the Borrower or any of its subsidiaries, (ii) borrowings of revolving loans under the Borrower’s Credit Agreement dated November 20, 2007, as amended prior to the date hereof (the “Current Credit Facility”) and (iii) borrowings under the Facilities.

“Equity Issuance” means any issuance of equity or equity-linked securities (in a public offering or private placement) by the Borrower (excluding equity issued pursuant to any employee or director stock plan or employee or director compensation plan).

“Asset Disposition” means (a) any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any sale and leaseback transaction) of any property by the Borrower or any of its subsidiaries, excluding any such transaction in the ordinary course of business not exceeding $1.0 million per transaction or series of related transactions, and (b) any issuance or sale of any equity interests of any subsidiary of the Borrower, in each of clauses (a) and (b), to any person other than the Borrower or any of its subsidiaries; provided that the amount of Net Cash Proceeds from an Asset Disposition shall be deemed to be reduced by the amount of term loans under the Current Credit Facility that are prepaid with proceeds of such Asset Disposition pursuant to the mandatory prepayment requirements under the Current Credit Facility.

The commitment and other obligations of the Commitment Party hereunder are subject to the satisfaction of the following conditions:

(a) the negotiation, execution and delivery by the Borrower and each Guarantor party thereto of definitive loan documentation for the Facilities (the “Documentation”), consistent with the terms and conditions set forth in the Commitment Letter and the Fee Letter and otherwise reasonably satisfactory to the Commitment Party and the Borrower (for the avoidance of doubt, the Commitment Party’s willingness to present documentation for syndication as contemplated by Section 8.02(e) of the Acquisition Agreement shall not be deemed to evidence the Commitment Party’s satisfaction with such documentation and shall not in any way affect the terms set forth in this Commitment Letter and the Fee Letter);

(b) except as disclosed in any Company SEC Document (as defined in the Acquisition Agreement) filed after December 31, 2009 and before the date hereof (excluding any information contained in any part thereof entitled “Risk Factors” or containing a description or explana-

tion of “Forward-Looking Statements”) or as set forth in the Company Disclosure Schedule (as defined in the Acquisition Agreement), since December 31, 2009, there shall not have been any event, occurrence or development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined below) on the Target;

(c) the final confidential information memoranda referred to below under “Syndication” shall have been delivered to the Lead Arranger, and the Borrower shall have used best efforts to receive the Ratings (as defined below), in each case, within 45 days after your acceptance of this Commitment Letter (or such later date as the Commitment Party shall agree to in its sole discretion); the requirements referred to in clauses (c) and (e) under the heading “Syndication” below shall have been satisfied; and the Closing Date shall not occur less than 30 days after both receipt of the Ratings and such delivery of the final confidential information memoranda; and

(d) the conditions set forth (i) under the heading “Conditions Precedent to Initial Funding” in Exhibit A and (ii) in Exhibit B.

“Material Adverse Effect” means, with respect to any person, a material adverse effect on (i) the financial condition, business, assets or results of operations of such person and its subsidiaries, taken as a whole, other than, in the case of any of the foregoing, any such effect to the extent resulting from (A) changes in the financial or securities markets or general economic or political conditions in the United States or any other market in which such person or its subsidiary operates not having a materially disproportionate effect on such person and its subsidiaries, taken as a whole, relative to other participants in the industry in which such person and its subsidiaries operate, (B) changes required by generally accepted accounting principles or changes required by the regulatory accounting requirements applicable to any industry in which such person and its subsidiaries operate, (C) changes (including changes of applicable law) or conditions generally affecting the industry in which such person and its subsidiaries operate and not specifically relating to or having a materially disproportionate effect on such person and its subsidiaries, taken as a whole, (D) any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any acts of war, sabotage or terrorism or natural disasters involving the United States of America occurring prior to, on or after the date of this Commitment Letter not having a materially disproportionate effect on such person and its subsidiaries, taken as a whole, relative to other participants in the industry in which such person and its subsidiaries operate, (E) the entry into or announcement of the transactions contemplated by the Acquisition Agreement or the consummation of the transactions contemplated thereby (including any impact on customers or employees), (F) any failure by such person and its subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that this clause (F) shall not prevent a party from asserting that any fact, change, event, occurrence, circumstance or effect that may have contributed to such failure independently constitutes or contributes to a Material Adverse Effect), (G) a change in the trading prices or volume of such person’s common stock (it being understood that this clause (G) shall not prevent a party from asserting that any fact, change, event, occurrence, circumstance or effect that may have contributed to such change independently constitutes or contributes to a Material Adverse Effect) or (H) any action taken (or omitted to be taken) as required by the Acquisition Agreement or at the written request of the Borrower with the consent of the Lead Arranger (such consent not to be unreasonably withheld or delayed) or (ii) such person’s ability to consummate the transactions contemplated by the Acquisition Agreement.

Notwithstanding anything to the contrary in this Commitment Letter, the Fee Letter, the Documentation or any other agreement or other undertaking concerning the financing of the Transactions, (i) (x) the only representations and warranties relating to the Target and its subsidiaries and businesses the accuracy of which shall be a condition to the availability of the Facilities on the Closing Date shall be (A) such of the representations and warranties made by the Target in the Acquisition Agreement that are material to the interests of the Lenders, but only to the extent that you have (or your subsidiary has) the right to terminate your (or its) obligations under the Acquisition Agreement as a result of a breach of such representations and warranties in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (B) the Specified Representations (as defined below) and (y) the only representations and warranties relating to the Borrower and its subsidiaries and businesses the accuracy of which shall be a condition to the availability of the Facilities on the Closing Date shall be the Specified Representations and (ii) the terms of the Documentation shall be in a form such that they do not impair availability of the Facilities on the Closing Date if the conditions set forth in this Commitment Letter are satisfied, it being understood that (A) other than with respect to any UCC Filing Collateral or Stock Certificates (each as defined below), to the extent any Collateral is not provided on the Closing Date after your use of commercially reasonable efforts to do so or without undue burden or expense, the delivery of such Collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but may instead be required to be delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed by the parties hereto acting reasonably, (B) with respect to perfection of security interests in UCC Filing Collateral, your sole obligation shall be to deliver, or cause to be delivered, necessary UCC financing statements to the Administrative Agent and to irrevocably authorize and to cause the applicable guarantors to irrevocably authorize the Administrative Agent to file necessary UCC financing statements, (C) with respect to perfection of security interests in Stock Certificates, your sole obligation shall be to use commercially reasonable efforts to deliver to the Administrative Agent Stock Certificates together with undated stock powers in blank and (D) except as expressly set forth in the preceding clause (i) or (ii), nothing in the preceding clause (ii) shall be construed to limit the applicability of the individual conditions expressly set forth in this Section 1, in Exhibit A under the heading “Conditions Precedent to Initial Funding” or in Exhibit B.  For purposes hereof, (1) “UCC Filing Collateral” means Collateral located in any state of the United States or the District of Columbia consisting solely of assets of the Target and its subsidiaries or Borrower and its subsidiaries for which a security interest can be perfected by filing a Uniform Commercial Code financing statement, (2) “Stock Certificates” means Collateral consisting of stock certificates representing capital stock of the Target and its subsidiaries or subsidiaries of the Borrower required as Collateral pursuant to the Term Sheets for which a security interest can be perfected by delivering such stock certificates, and (3) “Specified Representations” means the representations and warranties referred to in the Bank Term Sheet relating to corporate existence, corporate power and authority, the due authorization, execution, delivery and enforceability of the Documentation, in each case as they relate to entering into and performance of the Documentation, solvency of the Borrower and its subsidiaries on a consolidated basis after giving effect to the Transactions, accuracy of financial statements, Federal Reserve margin regulations, Investment Company Act and validity, priority and perfection of security interests (subject to the limitations set forth in the preceding sentence).  Notwithstanding anything in this Commitment Letter, the Fee Letter, the Documentation or any other agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary (but subject to termination of the commitments provided hereunder pursuant to Section 10), the only conditions to availability of the Facilities on the Closing Date are those set forth in this Section 1 and in Exhibit A under the heading “Conditions Precedent to Initial Funding” and in Exhibit B.

2. Syndication.  The Lead Arranger reserves the right, prior to or after execution of the Documentation, to syndicate all or part of the Commitment Party’s commitments for the Facilities to one or more financial institutions or institutional lenders in consultation with you.  Notwithstanding the Lead Arranger’s right to syndicate the Facilities and receive commitments with respect thereto or any other provision of this Commitment Letter to the contrary, (i) the Commitment Party will not be relieved of or novated from all or any portion of its commitments hereunder prior to the initial funding of the Facilities, and (ii) the Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements and amendments, until the initial funding of the Facilities has occurred. Without limiting your obligations to assist with syndication efforts as set forth herein, the Commitment Party agrees that completion of such syndications is not a condition to its commitments hereunder.

The Lead Arranger intends to commence syndication efforts promptly after the execution of this Commitment Letter by you, and you agree, until the end of the Applicable Period (as defined in the Fee Letter), to actively assist the Lead Arranger in achieving a syndication of the Facilities that is reasonably satisfactory to the Lead Arranger.  Such syndication will be accomplished by a variety of means, including direct contact during the syndication between senior management and advisors of the Borrower and the proposed syndicate members and your using commercially reasonable efforts to provide such direct contact between senior management and advisors of the Target and the proposed syndicate members (such members being referred to as the “Lenders”).  The Lead Arranger will exclusively manage, in consultation with you, all aspects of the syndication, including the timing, scope and identity of potential lenders, any agency or other title designations or roles awarded to any potential lender, any compensation provided to each potential lender from the amount paid to the Lead Arranger pursuant to this Commitment Letter and the Fee Letter and the final allocation of the commitments in respect of the Facilities among the Lenders.

To assist the Commitment Party in its syndication efforts, you hereby covenant and agree during the Applicable Period:

(a) to provide and (subject to customary non-disclosure letters) cause your advisors to provide, and use your commercially reasonable efforts to cause the Target, its subsidiaries and (subject to customary non-disclosure letters) its advisors to provide, the Lead Arranger and the other Lenders upon request with all information reasonably requested by the Lead Arranger and that is customary for transactions of this type, including but not limited to the Projections (as defined below) and financial and other information, reports, memoranda and evaluations prepared by, on behalf or at the direction of you, the Target or its subsidiaries or your or their respective advisors;

(b) to assist in the preparation of one or more confidential information memoranda (including public and private versions thereof) and other materials, in each case in form and substance customary for transactions of this type and otherwise reasonably satisfactory to the Lead Arranger, to be used in connection with the syndication of each Facility;

(c) to use your commercially reasonable efforts to ensure that the syndication efforts of the Lead Arranger benefit materially from your existing lending and banking relationships and the existing lending and banking relationships of the Target and its subsidiaries;

(d) to obtain corporate credit or family ratings of the Borrower after giving effect to the Transactions and ratings for each of the Facilities, from Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. (“S&P”) (collectively, the “Ratings”);

(e) to otherwise assist the Lead Arranger in its syndication efforts, including by making available your, and using your commercially reasonable efforts to make available the Target’s, officers, representatives and advisors, in each case from time to time and to attend and make presentations regarding the business and prospects of the Borrower at one or more meetings of Lenders; and

(f) that there shall be no issues of debt securities or commercial bank or other debt facilities or securitizations (including any renewals or refinancing thereof) by the Borrower, the Target or any of their respective subsidiaries being discussed, attempted, offered, placed or arranged (other than the Facilities, the Refinancing as contemplated hereby, borrowings by the Borrower under the Current Credit Facility, borrowings by the Target under its existing credit facility and the Basket Debt (as defined in Exhibit B)).

3. Information.  You represent and warrant that (which representation and warranty with respect to Information and Projections relating to the Target, its subsidiaries and their business is made to your knowledge) (a) all written information (other than the Projections referred to below and information of a general economic or industry specific nature) that has been or will hereafter be made available by or on behalf of you or any of your agents or representatives (including filings by the Target with the Securities and Exchange Commission since January 30, 2008 and prior to the date hereof) in connection with the Transactions (the “Information”) to the Commitment Party or any of its affiliates, agents or representatives or to any Lender or any potential Lender, when taken as a whole, did not and will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in the light of the circumstances under which such statements were or are made, as supplemented and updated and (b) all financial projections and other forward looking information (the “Projections”), if any, that have been or will be prepared by you or on your behalf or by any of your representatives and made available to the Commitment Party or any of its affiliates, agents or representatives or to any Lender or any potential Lender in connection with the Transactions have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time such Projections were prepared (it being understood that such Projections are subject to significant uncertainties and contingencies and that no assurance can be given that any particular Projections will be realized).  You agree that, if at any time prior to the Closing Date and, if requested by us, for such period thereafter as is necessary to complete the syndication of the Facilities (but not beyond the Applicable Period) you become aware that any of the representations or warranties in the preceding sentence would be incorrect in any material respect if the Information or Projections were being furnished, and such representations and warranties were being made, at such time, then you will use your commercially reasonable efforts to promptly supplement, or cause to be supplemented, the Information and Projections so that (with respect to Information and Projections relating to the Target, its subsidiaries and their business, to your knowledge) such representations and warranties will be correct in all material respects at such time.  You also agree to promptly advise the Lead Arranger and the Commitment Party of all developments materially affecting the Borrower or any of its subsidiaries or the Transactions and all developments materially affecting the Target or any of its subsidiaries that become known to you at such time, in each case, to the extent not publicly announced promptly following such development.  You understand that, in issuing the commitments hereunder and in arranging and syndicating the Facilities, we will be entitled to use and rely on the Information and the Projections furnished by you or on your behalf or on behalf of the Target without independent verification thereof.

You agree that the Lead Arranger may make available any Information and Projections (collectively, the “Company Materials”) to potential Lenders by posting the Company Materials on IntraLinks, the Internet or another similar electronic system.  You further agree to assist, at the request of the Lead Arranger, in the preparation of a version of a confidential information memorandum and other marketing materials and presentations to be used in connection with the syndication of each Facility, consisting exclusively of information or documentation that is either (i) publicly available or (ii) not material with respect to the Borrower, the Target or their respective subsidiaries or any of their respective securities for purposes of foreign, United States federal and state securities laws (all such information and documentation being “Public Lender Information”).  Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information.”  You further agree that each document to be disseminated by the Lead Arranger to any Lender or potential Lender in connection with the syndication of such Facility will be identified by you as either (x) containing Private Lender Information or (y) containing solely Public Lender Information.  You acknowledge that the following documents will contain solely Public Lender Information (unless, in the case of schedules to the definitive documentation, you notify us otherwise and provided that you have been given a reasonable opportunity to review such documents and, if necessary, comply with U.S. Securities and Exchange Commission disclosure obligations):  (1) drafts and final definitive documentation with respect to the Facilities; (2) administrative materials prepared by the Lead Arranger for potential Lenders (e.g., a lender meeting invitation, allocation and/or funding and closing memoranda); and (3) notification of changes in the terms of such Facility.

4. Costs, Expenses and Fees.  You agree to pay or reimburse the Lead Arranger, the Administrative Agent and the Commitment Party for all reasonable out-of-pocket costs and expenses incurred by the Lead Arranger, the Administrative Agent and the Commitment Party or its affiliates (whether incurred before or after the date hereof) in connection with the Facilities and the preparation, negotiation, execution and delivery of this Commitment Letter and Fee Letter, the Documentation and any security arrangements in connection therewith, including without limitation, the reasonable fees and disbursements of one counsel to the Lead Arranger, the Administrative Agent and the Commitment Party and their affiliates taken together (and, if necessary, of one local counsel in each applicable jurisdiction), regardless of whether any of the Transactions is consummated.  You further agree to pay all reasonable out-of-pocket costs and expenses of the Lead Arranger, the Administrative Agent and the Commitment Party and its affiliates (including, without limitation, the reasonable fees and disbursements of one counsel to the Lead Arranger, the Administrative Agent and the Commitment Party and their affiliates taken together (and, if necessary, of one local counsel in each applicable jurisdiction)) incurred in connection with the enforcement of any of its rights and remedies hereunder.  In addition, you hereby agree to pay when and as due the fees described in the Fee Letter.  Once paid, such fees shall not be refundable under any circumstances.

5. Indemnity.  You agree to indemnify and hold harmless the Lead Arranger, the Administrative Agent and their respective affiliates (including, without limitation, controlling persons) and each director, officer, employee, advisor, agent, affiliate, successor, partner, representative and assign of each of the forgoing (each an “Indemnified Person”) from and against any and all actions, suits, investigation, inquiry, claims, losses, damages, liabilities, expenses or proceedings of any kind or nature whatsoever which may be incurred by or asserted against or involve any such Indemnified Person as a result of or arising out of or in any way related to or resulting from this Commitment Letter, the Fee Letter, the Facilities, the use of proceeds thereof, the Transactions or the other transactions contemplated thereby (regardless of whether any such Indemnified Person is a party thereto and regardless of whether such matter is initiated by a third party or otherwise) (any of the foregoing, a “Proceeding”), and you agree to reimburse each Indemnified Person for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating, defending, preparing to defend or participating in any such Proceeding (provided that you shall not be required to reimburse the costs and expenses of more than one counsel for all the Indemnified Persons taken as a whole (and one local counsel, if necessary, in each applicable jurisdiction) and, if there is a conflict of interests, one additional counsel to the affected Indemnified Persons taken as a whole); provided, however, that no Indemnified Person will be indemnified for any such cost, expense or liability to the extent determined by a final, nonappealable judgment of a court of competent jurisdiction to have resulted from (x) the gross negligence or willful misconduct of such Indemnified Person or (y) a material breach by such Indemnified Person of its obligations under this Commitment Letter.  In the case of any Proceeding to which the indemnity in this paragraph applies, such indemnity and reimbursement obligations shall be effective, whether or not such Proceeding is brought by you, the Borrower, the Target, any of your or their respective securityholders or creditors, an Indemnified Person or any other person, or an Indemnified Person is otherwise a party thereto and whether or not any aspect of the Com-

mitment Letter, the Fee Letter, the Facilities or any of the Transactions is consummated.  Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be responsible or liable for damages arising from the unauthorized use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission, except to the extent such damages are found by a final, nonappealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of such Indemnified Person and (ii) no Indemnified Person shall have any liability (whether direct or indirect, in contract, tort or otherwise) to you, the Borrower, the Target, or any of your or their respective securityholders or creditors arising out of, related to or in connection with the Commitment Letter, the Fee Letter, the Facilities or any of the Transactions or the other transactions contemplated thereby, except to the extent of direct (as opposed to special, indirect, consequential or punitive) damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Person’s gross negligence or willful misconduct, and it is further agreed that the Commitment Party shall have liability only to you (as opposed to any other person).

You will not, without the prior written consent of the Lead Arranger and the Administrative Agent (such consent not to be unreasonably delayed or withheld), settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination (i) includes an unconditional release of each Indemnified Person from all liability arising out of such Proceeding and (ii) does not include a statement as to, or an admission of, fault, culpability, or a failure to act by or on behalf of any Indemnified Person.

6. Confidentiality.  This Commitment Letter is furnished solely for your benefit, and may not be relied upon or enforced by any other person or entity other than the parties hereto, the Lenders and the Indemnified Persons.  This Commitment Letter is delivered to you on the condition that neither the existence of this Commitment Letter nor the Fee Letter nor any of their contents shall be disclosed, directly or indirectly, to any other person or entity except (i) to your directors, officers, employees and advisors on a “need to know” and confidential basis and only in connection with the evaluation of the Transactions, (ii) this Commitment Letter and the Fee Letter (redacted in a manner reasonably satisfactory to the Commitment Party) may be disclosed to the Target and its directors, officers and advisors on a “need-to-know” basis and only in connection with the evaluation of the Transactions, (iii) as may be compelled in a legal, judicial or administrative proceeding or as otherwise required by law, (iv) this Commitment Letter and the existence and contents hereof (but not the Fee Letter or the contents thereof other than the existence thereof and the contents thereof as part of projections, pro forma information and a generic disclosure of aggregate sources and uses to the extent customary in marketing materials and other disclosures) may be disclosed in any syndication or other marketing material in connection with the Facilities or in connection with any public filing requirement, and (v) the Term Sheets may be disclosed to potential Lenders and to any rating agency in connection with the Acquisition.

Each of the Lead Arranger, the Administrative Agent, the Commitment Party and their respective affiliates shall use all nonpublic information received by them in connection with the Transactions solely for the purposes of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information; provided, however, that nothing herein shall prevent any such person from disclosing any such information (a) to rating agencies, (b) to any Lenders or participants or prospective Lenders or participants, (c) in any legal, judicial or administrative proceeding or other compulsory process or otherwise as required by applicable law or regulations (in which case such person shall use commercially reasonable efforts to promptly notify you, in advance, to the extent permitted by law), (d) upon the request or demand of any regulatory authority having jurisdiction over such person or its affiliates, (e) to the employees, legal counsel, independent auditors, professionals and other experts or agents of such person (collectively, “Representatives”) who need to know such information and are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (f) to any of its respective affiliates (provided that any such affiliate is advised of its obligation to retain such information as confidential, and such person shall be responsible for its affiliates’ compliance with this paragraph) solely in connection with the Transactions and (g) to the extent any such information becomes publicly available other than by reason of disclosure by such person, its affiliates or Representatives in breach of this Commitment Letter; provided, that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis in accordance with the standard syndication processes of such person or customary market standards for dissemination of such type of information.  The provisions of this paragraph shall terminate on the first anniversary of the date hereof.

7. Patriot Act.  We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (October 26, 2001) (as amended, the “Patriot Act”), we and the other Lenders are required to obtain, verify and record information that identifies the Borrower and the Target and its subsidiaries, which information includes the name, address, tax identification number and other information regarding them that will allow any of us or such Lender to identify the Borrower and the Target in accordance with the Patriot Act.  This notice is given in accordance with the requirements of the Patriot Act and is effective on behalf of the Commitment Party and each other Lender.

8. Governing Law, etc. This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law to the extent that the application of the laws of another jurisdiction will be required thereby.  Any right to trial by jury with respect to any claim, action, suit or proceeding arising out of or contemplated by this Commitment Letter and/or the related Fee Letter is hereby waived.  You and we hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the federal and New York State courts located in the City of New York, Borough of Manhattan (and appellate courts thereof) in connection with any dispute related to this Commitment Letter or the Fee Letter or any matters contemplated hereby or thereby.  You agree that any service of process, summons, notice or document by registered mail addressed to you at the address set forth above shall be effective service of process for any suit, action or proceeding relating to any such dispute.  You and we irrevocably and unconditionally waive, to the maximum extent permitted by law, any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum.  A final judgment in any such suit, action or proceeding may be enforced in any jurisdiction by suit on the judgment or in any other manner provided by law.  Nothing herein will affect the right of any party hereto to serve legal process in any other manner permitted by law.

9. Other Activities; No Fiduciary Relationship; Other Terms.  As you know, Morgan Stanley is a full service securities firm engaged, either directly or indirectly through its affiliates in various activities, including securities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals.  In the ordinary course of these activities, Morgan Stanley or its affiliates may actively trade the debt and equity securities (or related derivative securities) of the Borrower, the Target or other companies which may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities.  Morgan Stanley or its affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other invest-

ment vehicles may trade or make investments in securities or other debt obligations of the Borrower or other companies which may be the subject of the arrangements contemplated by this Commitment Letter.

The Lead Arranger, the Administrative Agent and the Commitment Party and their respective affiliates may have economic interests that conflict with those of Target or the Borrower and may provide financing or other services to parties whose interests conflict with yours.  You agree that the Lead Arranger, the Administrative Agent and the Commitment Party will act under this agreement as an independent contractor and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lead Arranger, the Administrative Agent and the Commitment Party on the one hand and Target or the Borrower, or their respective management, stockholders or affiliates on the other hand.  You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Lead Arranger, the Administrative Agent and the Commitment Party, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction the Commitment Party is acting solely as a principal and not as a fiduciary of you, your management, stockholders, creditors or any other person, (iii) the Lead Arranger, the Administrative Agent and the Commitment Party have not assumed an advisory or fiduciary responsibility in favor of you with respect to the Transactions or the process leading thereto (irrespective of whether the Lead Arranger, the Administrative Agent or the Commitment Party or any of their respective affiliates had advised or is currently advising you on other matters) or any other obligation to you except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) you have consulted your own legal and financial advisors to the extent you deemed appropriate.  You further acknowledge that one or more affiliates of the Commitment Party has been retained by you as a buy-side financial advisor (in such capacity, the “Financial Advisor”) in connection with the Transactions.  You agree not to assert any claim you might allege based on any actual or potential conflict of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisor and, on the other hand, our obligations hereunder.

You further acknowledge and agree that you and your subsidiaries are responsible for making your and their own independent judgment with respect to the Transactions and the process leading thereto.  In addition, please note that the Lead Arranger, the Administrative Agent and the Commitment Party and their respective affiliates do not provide accounting, tax or legal advice.  You and your subsidiaries agree that you will not claim that the Lead Arranger, the Administrative Agent or the Commitment Party or any of their respective affiliates has rendered advisory services in any nature or respect, or owes a fiduciary or similar duty to you or your subsidiaries, arising out of this Commitment Letter or the Fee Letter.  Nothing in this paragraph or elsewhere in this Commitment Letter is intended to, or shall, diminish the obligations or liabilities of the parties under the engagement letter agreement between the Borrower and the Financial Advisor.

We reserve the right to employ the services of one or more of our affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to such affiliates certain fees payable to us in such manner as we and such affiliates may agree in our sole discretion.  You also agree that the Commitment Party may at any time and from time to time assign all or any portion of its commitments hereunder to one or more of its affiliates; provided that no such assignment shall relieve the Commitment Party of its commitments hereunder.

10. Acceptance, Termination, Amendment, etc.  Please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by returning to us executed counterparts hereof and thereof by no later than the earlier of (i) 11:00 p.m., New York time, on February 28, 2010 and (ii) the public announcement by the Target and you of the Acquisition, whereupon the undertakings of the parties will become effective to the extent and in the manner provided hereby.  This offer shall terminate if not so accepted by you at or prior to that time.  Thereafter, the commitments and other obligations of the Commitment Party set forth in this Commitment Letter shall automatically terminate unless the Commitment Party shall in its discretion agree to an extension, upon the earliest to occur of (i) the execution and delivery of Documentation by all of the parties thereto and the consummation of the Acquisition; (ii) 5:00 p.m., New York time, on the date which is 30 days after the date you deliver to us executed counterparts of this Commitment Letter, if by such time you have not publicly announced the Acquisition; (iii) 5:00 p.m., New York time, on September 1, 2010, if the Closing Date shall not have occurred prior to such time; and (iv) the date of termination or abandonment of the Acquisition Agreement.

This Commitment Letter and the Fee Letter constitute the entire agreement and understanding between you and your subsidiaries and affiliates and the Commitment Party with respect to the Facilities and supersedes all prior written or oral agreements and understandings relating to the specific matters hereof.  No individual has been authorized by the Commitment Party or any of its affiliates to make any oral or written statements that are inconsistent with this Commitment Letter or the Fee Letter.

Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter.  Delivery of an executed counterpart of a signature page to this Commitment Letter and the Fee Letter by facsimile or electronic .pdf shall be effective as delivery of a manually executed counterpart of this Commitment Letter and the Fee Letter.  This Commitment Letter and the Fee Letter may be executed in any number of counterparts, and by the different parties hereto on separate counterparts, each of which counterpart shall be an original, but all of which shall together constitute one and the same instrument.  The provisions of Sections 2, 3, 4, 5, 6, 8 and 9 and this Section 10 shall survive termination of this Commitment Letter, provided that Sections 2 and 3 shall survive only if the Closing Date occurs and the first sentence of Section 4 shall automatically be superseded by the comparable provisions of the Documentation when executed and delivered by the parties thereto.  This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the parties hereto.  This Commitment Letter shall not be assignable by you without our prior written consent and any purported assignment without such consent shall be null and void.  This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and any Indemnified Persons).  For the avoidance of doubt, in no event shall any Indemnified Person be liable to pay the Parent Termination Fee (as defined in the Acquisition Agreement) or any portion thereof, or any settlement in lieu thereof.

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We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours, MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Andrew Wyatt Earls
	Name:	Andrew Wyatt Earls
	Title:	Authorized Signatory

Agreed to and accepted as of
the date first written above:

MSCI INC.

By:	/s/ Gary Retelny
	Name:	Gary Retelny
	Title:	Managing Director

EXHIBIT A

SENIOR SECURED BANK FACILITIES
SUMMARY OF CERTAIN TERMS AND CONDITIONS

All capitalized terms used herein but not defined shall have the meanings provided in the Commitment Letter.

Borrower:	MSCI Inc. (the “Borrower”). The Borrower will own all of the capital stock of the Target on the Closing Date.

Sole Lead Arranger,
Sole Book-Runner and
Administrative Agent:	Morgan Stanley Senior Funding, Inc. (“MSSF,” the “Lead Arranger” or the “Administrative Agent”).

Collateral Agent:	Morgan Stanley & Co. Incorporated.

Lenders:	MSSF and a syndicate of financial institutions and institutional lenders arranged by the Lead Arranger in consultation with the Borrower.

Guarantors:
All obligations under the Facilities and under any interest rate protection or other hedging arrangements entered into with, or cash management obligations owing to, the Administrative Agent, any Lender, or any affiliates of the foregoing shall be fully and unconditionally guaranteed by (i) each of the Borrower’s existing subsidiaries that is a guarantor under the Current Credit Facility, (ii) each of the Target’s subsidiaries that is a guarantor under the Target’s existing credit facility and (iii) each subsequently acquired or organized direct or indirect subsidiary that is a wholly-owned Material Domestic Subsidiary (as defined in the Current Credit Facility), subject to limited exceptions (if any) to be agreed (each such subsidiary, a “Guarantor” and, collectively, the “Guarantors”).

Facilities:
(A)  A term loan facility (the “Term Facility”) in an aggregate principal amount of $1,275.0 million, as such amount may be reduced pursuant to the second paragraph of Section 1 of the Commitment Letter.

(B) A revolving credit facility (the “Revolving Facility” and together with the Term Facility, the “Facilities”) in an aggregate principal amount of $100.0 million, of which (i) an amount to be mutually agreed will be available for the issuance of letters of credit (“Letters of Credit”) and (ii) an amount to be mutually agreed will be available as a swingline subfacility (the “Swingline Facility”).

Letters of Credit issued under the Revolving Facility will be issued by one or more Lenders acceptable to the Borrower and the Lead Arranger (the “Issuing Bank”).  Each Letter of Credit shall expire not later than the earlier of (i) twelve months after the original date of issuance unless consented to by the Issuing Bank and the Administrative Agent, and (ii) the fifth business day prior to the Revolving Maturity Date (as defined below); provided that, subject to the discretion of the Issuing Bank, any Letter of Credit may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above) pursuant to provisions consistent with those in the Current Credit Facility.

Drawings in respect of any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Loans) on the next business day.  To the extent the Borrower does not reimburse the Issuing Bank on the same business day, the Lenders under the Revolving Facility shall be irrevocably obligated to reimburse the Issuing Bank on a pro rata basis in accordance with their respective commitments under the Revolving Facility.  The issuance of all Letters of Credit shall be subject to the customary procedures of the Issuing Bank.

Except for purposes of calculating the commitment fee described below, any swingline borrowings will reduce availability under the Revolving Facility on a dollar-for-dollar basis.

Maturity and Amortization:
Term Facility: The Term Facility shall mature on the sixth anniversary of the Closing Date (the “Term Loan Maturity Date”).  The loans under the Term Facility (the “Term Loans”) shall amortize in equal quarterly installments in annual amounts equal to 1.0% of the original principal amount of the Term Facility, with the final balance payable on the Term Loan Maturity Date.

Revolving Facility: The Revolving Facility shall mature on the fifth anniversary of the Closing Date (the “Revolving Maturity Date”).  There shall be no amortization in respect of loans under the Revolving Facility (the “Revolving Loans”; the Term Loan and the Revolving Loans, a “Loan” and collectively, the “Loans”).

Purpose and Availability:
Term Facility: The full amount of the Term Facility shall be available in a single borrowing on the Closing Date and shall be utilized (a) to finance, in part, the Acquisition and the Refinancing and (b) to pay fees and expenses incurred in connection with the Transactions.  Once repaid, no amount of Term Loans may be reborrowed.

Revolving Facility: Letters of Credit may be issued under the Revolving Facility on the Closing Date to replace or provide credit support for any existing letters of credit (including by “grandfathering” such existing letters of credit into the Revolving Facility).  The Revolving Facility shall otherwise be unutilized on the Closing Date.  The Revolving Loans shall be available after the Closing Date for the Borrower’s and its subsidiaries’ working capital requirements and other general corporate purposes.  Revolving Loans may be borrowed, repaid and reborrowed.

Incremental Facilities:
The Documentation will permit the Borrower to add one or more incremental term loan facilities to the Facilities (each, an “Incremental Term Facility”) and/or increase commitments under the Revolving Facility (any such increase, an “Incremental Revolving Facility”; the Incremental Term Facilities and the Incremental Revolving Facilities are collectively referred to as “Incremental Facilities”) in an aggregate amount of up to $300.0 million; provided that (i) no Lender will be required to participate in any such Incremental Facility, (ii) no event of default or default exists or would exist after giving effect thereto, (iii) the leverage ratio shall be at least 0.25 “turn” less than the maximum leverage ratio permitted under the financial covenants, and all other financial covenants would be satisfied, in each case, on a pro forma basis on the date of incurrence and for the most recent determination period after giving effect to such Incremental Facility and other customary and appropriate pro forma adjustment events, including any acquisitions or dispositions or repayment of indebtedness after the beginning of the relevant determination period but prior to or simultaneous with the borrowing under such Incremental Facility, (iv) the maturity date of any such Incremental Term Facility shall be no earlier than the Term Loan Maturity Date, (v) the weighted average life to maturity of any Incremental Term Facility shall be no shorter than the weighted average life to maturity of the Term Facility, (vi) the interest margins for the Incremental Term Facility shall be determined by the Borrower and the lenders of the Incremental Term Facility; provided that in the event that the interest margins for any Incremental Term Facility are greater than the Interest Margins for the Term Facility, then the Interest Margins for the Term Facility shall be increased to the extent necessary so that the Interest Margins for the Term Facility are equal to the interest margins for the Incremental Term Facility; provided, further, that in determining the Interest Margins applicable to the Term Facility and the Incremental Term Facility, (x) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrower to the Lenders of the Term Facility or the Incremental Term Facility in the primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to matur-

ity) and (y) customary arrangement or commitment fees payable to the Lead Arranger (or its affiliates) in connection with the Term Facility or to one or more arrangers (or their affiliates) of the Incremental Term Facility shall be excluded, (vii) any LIBOR floors or Base Rate floors applicable to any Incremental Facilities shall be no higher than the LIBOR floor and Base Rate floor applicable to the Facilities, (viii) each Incremental Facility may be secured by either a pari passu or junior lien on the Collateral securing the Facilities in each case on terms reasonably satisfactory to the Administrative Agent and (ix) any Incremental Revolving Facility shall be on terms and pursuant to documentation applicable to the Revolving Facility and any Incremental Term Facility shall be on terms and pursuant to documentation to be determined, provided that, to the extent such terms and documentation are not consistent with the Term Facility (except to the extent permitted by clause (iv), (v) or (vi) above), they shall be reasonably satisfactory to the Administrative Agent.  The Borrower shall first seek commitments in respect of any Incremental Facility from existing Lenders (each of whom shall be entitled to agree or decline to participate in its sole discretion) and, thereafter, from additional banks, financial institutions and other institutional lenders reasonably acceptable to the Administrative Agent who will become Lenders in connection therewith.

Collateral:
The Facilities and interest rate protection and other hedging arrangements entered into with, and cash management obligations owing to, the Administrative Agent, any Lender or any affiliates of the foregoing will be secured by a valid and perfected first priority lien (subject to liens permitted under the Documentation) on all of the following, whether owned on the Closing Date or thereafter acquired (collectively, the “Collateral”):

(a)
All equity interests (or other ownership interests) and debt held by the Borrower or any Guarantor; provided that, in the case of equity interests of any foreign subsidiary, such pledge shall be limited to 100% of the non-voting capital stock and 65% of the voting capital stock of such subsidiary;

(b)
Substantially all present and future tangible and intangible assets of the Borrower and the Guarantors including but not limited to, machinery and equipment, inventory and other goods, accounts receivable, owned and leased real property, fixtures, deposit accounts, general intangibles, intercompany debt, license rights, intellectual property, chattel paper, insurance policies, contract rights, hedge agreements, documents, instruments, indemnification rights, tax refunds, investment property and cash, wherever located; and

(c)	All proceeds and products of the property and assets described in clauses (a) and (b) above.

All the above-described pledges, security interests and mortgages shall be created on terms and pursuant to documentation reasonably satisfactory to the Administrative Agent, and none of the Collateral shall be subject to any other pledges, security interests or mortgages, subject to customary exceptions and other exceptions to be agreed upon.  Notwithstanding the foregoing, the following assets will be excluded from Collateral:  (i) all leasehold interests, (ii) motor vehicles and other assets subject to certificates of title and certain commercial tort claims, (iii) all fee-owned property that has a value less than an amount to be agreed, (iv) all contracts, licenses and permits to the extent the grant of a security interest therein is prohibited by the terms of such contracts, licenses and permits, in each case after giving effect to the UCC, other applicable law and principles of equity and (v) assets where the Collateral Agent reasonably agrees in writing that the cost, burden or consequences (including adverse tax consequences) of obtaining or perfecting a security interest in such assets is excessive in relation to the practical benefit afforded thereby.

Interest:
At the Borrower’s option, the Loans will bear interest based on the Base Rate or LIBOR (in each case, as defined below), except that all swingline borrowings will accrue interest based only at the Base Rate:

A. Base Rate Option

Interest will be at the Base Rate plus the applicable Interest Margin, calculated on the basis of the actual number of days elapsed in a year of 365 days and payable quarterly in arrears.  “Base Rate” shall mean, for any day, a fluctuating rate per annum equal to the highest of (i) the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 1/2 of 1.00%, (ii) the rate that the Administrative Agent announces from time to time as its prime or base commercial lending rate, as in effect from time to time and (iii) LIBOR for an interest period of one-month beginning on such day plus 1.00%; provided that the Base Rate shall be deemed to be not less than 2.50% per annum.

Base Rate borrowings will be in minimum amounts to be agreed upon and may be borrowed with same day notice.

B. LIBOR Option

Interest will be determined for periods to be selected by the Borrower (“Interest Periods”) of one, two, three or six months (or, if consented to by all applicable Lenders, nine or 12 months) and will be at an annual rate equal to the London Interbank Offered

Rate (“LIBOR”) for the corresponding deposits of U.S. dollars, plus the applicable Interest Margin; provided that (i) prior to the earlier of (x) completion of a Successful Syndication of the Facilities and (y) 30 days after the Closing Date, the interest period shall be one month and (ii) LIBOR shall be deemed to be not less than 1.50% per annum.  LIBOR will be determined by reference to the rate appearing on Reuters Screen Libor 01 for the applicable interest period (or on any successor or substitute page of such screen, or any successor to or substitute for such screen, providing rate quotations comparable to those currently provided on such page of such screen, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market).  Interest will be paid at the end of each Interest Period or, in the case of Interest Periods longer than three months, quarterly, and will be calculated on the basis of the actual number of days elapsed in a year of 360 days.  LIBOR will be adjusted for maximum statutory reserve requirements (if any).

LIBOR borrowings will require three business days’ prior notice and will be in minimum amounts to be agreed upon.

C. Interest Margins The applicable Interest Margin will be the percentages set forth in the following table.

	Base Rate Loans	LIBOR Loans
Term Facility	2.50%	3.50%

Revolving Facility	2.50%	3.50%

From and after the date on which the Borrower shall have delivered financial statements for the first fiscal quarter ending at least six months after the Closing Date, and so long as no event of default shall have occurred or be continuing, the Interest Margins with respect to the Revolving Facility will be subject to reduction in accordance with a leverage-based grid to be agreed.

Default Interest:
During the continuance of a payment default, interest will accrue (a) in the case of overdue principal or overdue interest on any loan, at a rate of 2.0% per annum plus the interest rate otherwise applicable to such loan and (b) in the case of any other overdue amount, at a rate of 2.0% per annum plus the non-default interest rate then applicable to Base Rate Revolving Loans and, in each case, will be payable on demand.

Unused Commitment Fees:
0.75% per annum on the unused amount of the commitments under the Revolving Facility (calculated on an actual/360-day basis), payable (i) quarterly in arrears and (ii) on the date of termination or expiration of the commitments.

Letter of Credit Fees:
The Borrower shall pay (calculated on an actual/360-day basis) (a) to the Issuing Bank for its own account a fronting fee equal to a percentage to be agreed between the Borrower and the Issuing Bank (but not to exceed 0.25% per annum) on the aggregate face amount of each Letter of Credit issued and (b) to the Lenders under the Revolving Facility a participation fee equal to the applicable Interest Margin for LIBOR Revolving Loans on the aggregate undrawn amount of each such Letter of Credit.  Other customary administrative, issuance, amendment and other charges shall be payable to the Issuing Bank for its own account.

Optional Prepayments and
Commitment Reductions:
The Borrower may prepay, in whole or in part, the Facilities, together with any accrued and unpaid interest, with prior notice but without premium or penalty (other than any breakage or redeployment costs in the case of a prepayment of LIBOR Loans other than on the last day of the relevant interest period) and in minimum amounts to be agreed.  Voluntary reductions to the unutilized commitments of the Revolving Facility may be made from time to time by the Borrower without premium or penalty.

Mandatory Prepayments:
The Borrower shall prepay the Facilities by an amount equal to:  (a) 100% of the net cash proceeds from the sale or other disposition of all or any part of the assets of the Borrower or any of its subsidiaries after the Closing Date other than sales or dispositions of inventory in the ordinary course of business and other exceptions to be agreed and other than amounts used to fund permitted acquisitions or reinvested in capital assets to be used in the Borrower’s business within 12 months of such sale or disposition, (b) 100% of all casualty and condemnation proceeds received by the Borrower or any of its subsidiaries, subject to reinvestment rights to be agreed, (c) 100% of the net cash proceeds received by the Borrower or any of its subsidiaries from the issuance of debt or disqualified capital stock after the Closing Date (other than exceptions to be agreed) and (d) commencing with the period from the beginning of the first full fiscal quarter of the Borrower after the Closing Date through the end of fiscal year 2010, and for each fiscal year thereafter, 50% of excess cash flow (to be defined) of the Borrower and its subsidiaries, subject to stepdown to 25% based on a leverage ratio to be agreed; provided that any voluntary prepayments of loans (including loans under the Revolving Facility to the extent accompanied by permanent reductions of the commitments thereunder), other than prepayments funded with the proceeds of indebtedness, shall be credited against excess cash flow prepayment obligations on a dollar-for-dollar basis.  Mandatory prepayments shall be applied first to the Term Facility and, after the Term Facility has been prepaid in full, to the Revolving Facility (without any commitment reduction thereunder).

Application of Prepayments:
Optional and mandatory prepayments of the Term Facility will be applied to scheduled amortization payments (i) in the case of optional prepayments, in direct order to the next four scheduled amortization payments thereof and thereafter to the remaining scheduled amortization payments on a pro rata basis and (ii) in the case of mandatory prepayments, on a pro rata basis.

Conditions Precedent
to Initial Funding:
Conditions precedent to initial borrowings under the Facilities shall be limited to (i) those set forth in Section 1 of the Commitment Letter and in Exhibit B to the Commitment Letter, (ii) the accuracy of the Acquisition Agreement Representations and (iii) the accuracy in all material respects of the Specified Representations.

Conditions Precedent to
All Other Extensions of Credit:
Conditions precedent to each borrowing under the Facilities after the initial borrowings thereunder shall be limited to the following:  (a) delivery to the Administrative Agent of a notice of borrowing or letter of credit request; (b) the absence of any default or event of default at the time of, and after giving effect to, such borrowing; and (c) the accuracy in all material respects of the representations and warranties of the Borrower and the Guarantors.

Representations and
Warranties:
Representations and warranties applicable to the Borrower and its subsidiaries customary and usual for financings of this kind and limited to (subject to thresholds and/or exceptions to be negotiated and reflected in the Documentation):  corporate existence; corporate power and authority; non-contravention and enforceability of the Documentation; no conflicts with law or contractual obligations; accuracy and completeness of financial and other information (including pro forma financial information); no material adverse change; compliance with applicable laws and regulations, including ERISA, environmental laws and Federal Reserve regulations; accuracy and completeness of disclosure; absence of undisclosed liabilities; consents; ownership of property; no liens; absence of burdensome restrictions; intellectual property; licenses; Patriot Act and anti-terrorism law compliance; subsidiaries; status as senior debt; no material litigation; inapplicability of the Investment Company Act of 1940; solvency of the Borrower and its subsidiaries on a consolidated basis; payment of taxes and other obligations; no default or event of default; and validity, priority and perfection of the liens on and security interest in the Collateral.

Affirmative Covenants:
Affirmative covenants customary and usual for financings of this kind and limited to (subject to thresholds and/or exceptions to be negotiated and reflected in the Documentation): delivery of certified quarterly and audited annual financial statements, accountants’ letters, reports to shareholders, notices of defaults, litigation and other material events, budgets, compliance certificates and other information customarily supplied in a transaction of this type; compliance with applicable laws and regulations, including ERISA, environmental laws and Federal Reserve regulations; payment of taxes and other obligations; maintenance of insurance; use of proceeds; preservation of corporate existence, rights (charter and statutory), franchises, permits, licenses and approvals; compliance with terms of leaseholds; visitation and inspection rights; keeping of proper books and records; maintenance of properties; agreement to hold annual meetings of Lenders at the request of the Administrative Agent (which meetings may be by teleconference); performance of material contracts; further assurances (including, without limitation, with respect to security interests in after-acquired property); commercially reasonable efforts to maintain public corporate credit/family ratings of the Borrower and ratings of the Facilities from Moody’s and S&P (but not to maintain a specific rating); entering into interest rate swap contracts with terms and conditions and with a counterparty reasonably satisfactory to the Administrative Agent covering such amount of consolidated funded debt for borrowed money such that at least 40% of the aggregate principal amount of consolidated funded debt for borrowed money of the Borrower and its subsidiaries is subject to interest rate swap contracts or interest rate caps providing for effective payment of interest on a fixed rate basis or bears interest at fixed rates or is subject to a cap on interest rates for a period of at least two years after the Closing Date.

Negative Covenants:	Negative covenants customary and usual for financings of this kind and limited to (subject to thresholds and/or exceptions to be negotiated and reflected in the Documentation):

1.	Limitations on liens and further negative pledges.

2.	Limitations on sale-leaseback transactions.

3.
Limitations on (i) debt (including, without limitation, guaranties of and other contingent obligations in respect of debt, and including the subordination of all intercompany indebtedness owing by the Borrower or any Guarantor to a person that is not the Borrower or a Guarantor on terms reasonably satisfactory to the Administrative Agent) and

(ii) any prepayment, redemption or repurchase of debt (other than permitted refinancings and other exceptions to be agreed).

4.
Limitations on mergers, consolidations and acquisitions; provided that acquisitions shall be permitted if (i) no default or event of default exists or would result therefrom, (ii) the Borrower would be in pro forma compliance with the financial covenants after giving effect thereto, and the Borrower’s total leverage ratio shall be less than 0.25 “turn” less than the maximum total leverage ratio covenant in effect at such time, (iii) the Borrower’s corporate credit/family ratings shall not be adversely affected and (iv) the total consideration for all such acquisitions in any fiscal year shall not exceed $100.0 million (excluding any such consideration consisting of qualified equity interests or paid with net cash proceeds of qualified equity interests of the Borrower), with a sublimit to be agreed for the consideration attributable to acquisitions of non-wholly owned subsidiaries.

5.	Limitations on sales, transfers and other dispositions of assets.

6.	Limitations on loans and other investments.

7.	Limitations on dividends and other distributions, stock repurchases and redemptions and other restricted payments.

8.	Limitations on creating new subsidiaries or becoming a general partner in any partnership.

9.	Limitations on capital expenditures.

10.	Limitations on restrictions affecting subsidiaries.

11.	Limitations on transactions with affiliates.

12.	Limitations on issuances of disqualified capital stock.

13.	Limitations on change in (i) the nature of their business, (ii) accounting policies or (iii) fiscal periods.

14.
No modification or waiver of material documents (including, without limitation, charter documents of the Borrower and its subsidiaries or any other material debt) in a manner materially adverse to the Lenders.

Financial Covenants:	Limited to (in each case, to be defined):

•	maintenance of a minimum interest coverage ratio (EBITDA to cash interest expense); and
•	maintenance of a maximum total leverage ratio (total debt to EBITDA).

The financial covenants will initially be set using an approximately 25% cushion in EBITDA from the base case model provided to the Lead Arranger by the Borrower prior to the date of the Commitment Letter (with such cushion increasing over time in a manner to be agreed) and will be calculated on a consolidated basis for the Borrower and its subsidiaries and for each consecutive four fiscal quarter period, except that for fiscal quarters ending prior to the Closing Date, the Lead Arranger and the Borrower shall agree to the adjusted EBITDA of the Borrower on a pro forma basis for historical periods.

Events of Default:
Events of default customary and usual for financings of this kind and limited to (subject to grace periods, thresholds and/or exceptions to be negotiated and reflected in the Documentation):  failure to pay principal when due or interest or other amounts within a specified grace period (to be determined) after the same becomes due; breach of representations, warranties or covenants; cross-default and cross-acceleration (with thresholds to be agreed); bankruptcy and insolvency events; judgment defaults (with thresholds to be agreed); actual or asserted invalidity or impairment of Documentation, Collateral, guarantees or subordination provisions (of subordinated debt); change of control; and customary ERISA defaults.

Expenses and Indemnity:
The Borrower shall pay or reimburse (i) the Lead Arranger, the Administrative Agent and their affiliates for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the syndication of the Facilities and with the preparation, negotiation, execution, delivery, administration, amendment, waiver or modification (including proposed amendments, waivers or modifications) of the Documentation and any security arrangements in connection therewith, including without limitation, the reasonable fees and disbursements of one counsel to the Lead Arranger, the Administrative Agent and their affiliates taken together (plus, if necessary, of one local counsel in each applicable jurisdiction) and (ii) the Issuing Bank for all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder.  The Borrower further agrees to pay all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent, the Collateral Agent, the Issuing Bank, the Lenders and their respective affiliates (including, without limitation, reasonable fees and disbursements of one counsel to the Administrative Agent, the Collateral Agent, the Issuing Bank,

the Lenders and their respective affiliates taken together (and one local counsel, if necessary, in each applicable jurisdiction) and, if there is a conflict of interests, one additional counsel for such persons taken as a whole)) incurred in connection with the enforcement or protection of any of its rights and remedies under the Documentation, including in connection with workouts.

The Borrower will indemnify the Lenders, the Commitment Party, the Lead Arranger, the Administrative Agent, the Collateral Agent and the Issuing Bank and their respective affiliates, and hold them harmless from and against all reasonable and documented out-of-pocket costs, expenses (including, without limitation, reasonable fees and disbursements of one counsel for all such indemnified persons taken as a whole (and, if necessary, of one local counsel in each applicable jurisdiction) and, if there is a conflict of interests, one additional counsel to the affected indemnified persons taken as a whole) and liabilities arising out of or relating to the Transactions and any actual or proposed use of the proceeds of any loans made under the Facilities; provided, however, that no such person will be indemnified for costs, expenses or other liabilities to the extent resulting from the gross negligence or willful misconduct of such person or a material breach by such person of its obligations under the Bank Documentation, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction; provided further than such indemnity shall not apply to any dispute between Lenders (and not by a Lender against the Lead Arranger, the Administrative Agent, the Collateral Agent or the Issuing Bank in its capacity as such) and not involving the Borrower or any of its subsidiaries or related persons.

Waivers and Amendments:
Amendments and waivers of the provisions of the Documentation shall require the approval of Lenders holding not less than a majority of the aggregate principal amount of the term loans and revolving commitments under the Facilities (the “Required Lenders”); provided that (a) the consent of each directly affected Lender shall be required with respect to, among other things, (i) increases in the commitment of such Lender; (ii) reductions of principal, interest or fees of such Lender (it being understood that the applicability of the default rate may be waived by the Required Lenders and the step-up to the highest point in the pricing grid during an event of default may be waived by the Lenders holding a majority of the revolving commitments under the Revolving Facility); (iii) extensions of scheduled amortization or the final maturity date of the loans or commitments of such Lender; and (iv) releases of all or substantially all of the Collateral or all or substantially all of the value of the guarantees; (b) the consent of all of the Lenders shall be required with respect to, among other things, modification of the voting percentages (or any of the applicable definitions related thereto); and (c) consent of the Lenders holding not less than a majority of any class of loans under the Facilities shall be required with respect to, among other things, any amendment or waiver that by its terms adversely affects the rights of such class in respect of payments or Collateral in a manner different than such amendment or waiver affects another class.

Defaulting Lenders:
The Documentation shall contain customary provisions relating to “defaulting” Lenders (including provisions relating to providing cash collateral to support swingline loans or letters of credit, the suspension of voting rights, rights to receive certain fees, and the termination or assignment of commitments or loans of such Lenders).

Assignments and Participations:
Each Lender may assign all or, subject to minimum amounts to be agreed, a portion of its loans and commitments under one or more of the Facilities.  Assignments will require payment of an administrative fee to the Administrative Agent by the assignor or the assignee and the consents of the Administrative Agent and the Borrower (such consents not to be unreasonably withheld or delayed); provided that no consent of the Borrower shall be required (i) for an assignment to an existing Lender or an affiliate of an existing Lender or (ii) during a payment or bankruptcy event of default (relating to the Borrower) or during the Applicable Period to lenders previously identified to the Borrower.  In addition, each Lender may sell participations in all or a portion of its loans and commitments under one or more of the Facilities; provided that no purchaser of a participation shall have the right to exercise or to cause the selling Lender to exercise voting rights in respect of the Facilities (except as to certain unanimous issues).

Yield Protection, Taxes and
Other Deductions:
The Documentation will contain customary provisions for facilities of this kind, including, without limitation, in respect of breakage and redeployment costs, increased costs, funding losses, capital adequacy and illegality.  Subject to customary provisions, all payments shall be free and clear of any present or future taxes, withholdings or other deductions whatsoever (other than income taxes in the jurisdiction of a Lender’s applicable lending office and other customary exceptions).

Governing Law:
The State of New York, except as to real estate and certain other collateral documents required to be governed by local law.  Each party to the Documentation will waive the right to trial by jury and will consent to the exclusive jurisdiction of the state and federal courts located in The Borough of Manhattan, The City of New York.

Counsel to the Lead
Arranger and
Administrative Agent:	Cahill Gordon & Reindel llp.

EXHIBIT B

CONDITIONS PRECEDENT

  Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit B is attached. The availability of the Facilities shall be subject to the satisfaction of the following conditions:

(a)     Consummation of the Acquisition.  The Acquisition shall be consummated substantially concurrently with the initial funding of the Facilities in accordance with the Acquisition Agreement, without (i) any waiver or amendment thereof or any consent thereunder in any manner materially adverse to the Lenders or (ii) without limiting clause (i), any change in the amount or form of purchase price or any change in the structure of the Acquisition, in each of clauses (i) and (ii), unless consented to by the Lead Arranger (such consent not to be unreasonably withheld or delayed).

(b)     Debt.  Immediately following the Transactions, neither the Borrower nor any of its subsidiaries shall have any indebtedness for borrowed money or preferred equity other than (i) the Facilities, (ii) debt owed to, and preferred stock held by, the Borrower or any of its subsidiaries and (iii) other indebtedness in an aggregate principal amount not to exceed $10.0 million (the “Basket Debt”).  The Administrative Agent shall have received reasonably satisfactory evidence of repayment of all indebtedness to be repaid on the Closing Date and the discharge (or the making of arrangements for discharge) of all liens other than liens permitted to remain outstanding under the Documentation.  From the date of the Commitment Letter through the Closing Date, the Borrower shall have complied with Section 7.03 of the Current Credit Facility without relying on the exceptions provided by clause (h) or (l) thereof and Section 7.06 of the Current Credit Facility without relying on the exception provided by the proviso of clause (i) thereof (it being understood that the Borrower may consummate the Acquisition).

(c)     Fees and Expenses.  The Borrower shall have complied with all of its material obligations under, and the material terms of, the Fee Letter.  All fees due to the Administrative Agent, the Lead Arranger and the Lenders shall have been paid, and all expenses to be paid or reimbursed to the Administrative Agent and the Lead Arranger that have been invoiced a reasonable period of time prior to the Closing Date shall have been paid, in each case, from the proceeds of the initial funding under the Facilities.

(d)     Financial Statements.  The Lead Arranger shall have received (i) as soon as available and in any event within 45 days after the end of each fiscal quarter subsequent to the fiscal year 2009 for each of the Borrower and the Target, unaudited consolidated balance sheets and related statements of operations or income and cash flows of each of Borrower and the Target for such fiscal quarter, for the period elapsed from the beginning of the most recently completed fiscal year to the end of such fiscal quarter and for the comparable periods of the preceding fiscal year, for each of the Borrower and the Target (the “Unaudited Financial Statements”) (with respect to which the independent auditors shall have performed an SAS 100 review), and (ii) a pro forma consolidated balance sheet and related statements of income for the Borrower (the “Pro Forma Financial Statements”), as well as pro forma levels of EBITDA (“Pro Forma EBITDA”), for the fiscal year 2009 and for the latest four-quarter period ended with the latest period covered by the Unaudited Financial Statements of the Borrower required by clause (i), as soon as reasonably practicable after the date of this Commitment Letter (in the case of the Pro Forma Financial Statements for fiscal year 2009) and as soon as reasonably practicable after the Borrower’s Unaudited Financial Statements are available (in the case of the subsequent Pro Forma Financial Statements), using the Target’s latest historical financial statements available at such time), in each case after giving effect to the Transactions.  The financial statements referred to in clauses (i) and (ii) shall, to the extent

B-1

applicable, be prepared in accordance with accounting principles generally accepted in the United States. The Pro Forma Financial Statements shall be prepared on a basis consistent with pro forma financial statements set forth in a registration statement filed with the Securities and Exchange Commission, with such adjustments as are reasonably satisfactory to the Lead Arranger.

(e)     Maximum Leverage.  The Lead Arranger shall be reasonably satisfied that the ratio of (i) Consolidated Funded Indebtedness (as defined in the Current Credit Facility) of the Borrower on the Closing Date after giving effect to the Transactions to (ii) Pro Forma EBITDA shall be no more than 4.0 to 1.0.  “Pro Forma EBITDA” means EBITDA of the Borrower for the four-quarter period ending with the latest fiscal quarter of the Borrower covered by the Unaudited Financial Statements, as adjusted to give pro forma effect, in accordance with Regulation S-X under the Securities Act of 1933, to the Transactions as if they had occurred at the beginning of such four-quarter period, and with such further adjustments reasonably satisfactory to the Lead Arranger (it being understood that up to $20.0 million of cost savings resulting from the Acquisition identified to the Lead Arranger prior to the date hereof may be included in the calculation of Pro Forma EBITDA). For the avoidance of doubt, in calculating Pro Forma EBITDA, the financial results of the Target for the latest four quarter period ending with the latest fiscal period for which financial statements of the Target are available prior to the Closing Date shall be used.  For purposes of this paragraph (e) only, “EBITDA” means consolidated net income attributable to the Borrower and its subsidiaries plus (or minus), to the extent reducing (or increasing) such net income, interest expense (net), tax expense, depreciation, amortization, non-cash compensation expense, non-cash currency translation loss (or gain), impairment of goodwill and intangible assets, transaction fees and expenses related to the Transactions, restructuring charges related to the Transactions and non-recurring expenses previously identified to the Lead Arranger of up to $3.0 million at the Target.

(f)      Patriot Act.  The Borrower and each of the Guarantors shall have provided the documentation and other information to the Administrative Agent that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the Patriot Act, to the extent the Borrower shall have received written requests therefor at least five business days prior to the Closing Date.

(g)     Closing Documents.  The Administrative Agent shall have received, on behalf of the Lenders, a solvency certificate in the form attached as Annex B-1 hereto (with such changes, if any, as the Administrative Agent shall reasonably approve) from the Chief Financial Officer of the Borrower certifying that the Borrower and its subsidiaries, on a consolidated basis after giving effect to the Transactions, are solvent.  The Administrative Agent shall have received, on behalf of the Lenders, customary opinions of counsel for the Borrower and the Guarantors and, if applicable, of local counsel, as the case may be, and customary corporate resolutions, certificates and other closing documentation.

(h)     Collateral.  Subject to the last paragraph of Section 1 of the Commitment Letter, all documents and instruments required to perfect the Collateral Agent’s security interest in the Collateral shall have been executed (where applicable) and delivered by the Borrower and each applicable Guarantor and, if applicable, be in proper form for filing, and none of the Collateral shall be subject to any other pledges, security interests or mortgages, except for pledges, security interests and mortgages permitted under the Documentation. The Lead Arranger shall have received the results of recent lien searches in each relevant jurisdiction with respect to the Borrower and the Guarantors. The Borrower shall have used its commercially reasonable efforts to cause to be issued customary endorsements naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the properties of the Borrower and its subsidiaries forming part of the Collateral.

B-2

Annex B-1
[FORM OF] SOLVENCY CERTIFICATE
, 2010

The undersigned, [  ], the Chief Financial Officer of MSCI Inc., a Delaware corporation (“MSCI”), is familiar with the properties, businesses, assets and liabilities of MSCI and its Subsidiaries and is duly authorized to execute this certificate (this “Solvency Certificate”) on behalf of MSCI.

This Solvency Certificate is delivered pursuant to Section [ ] of the Credit Agreement dated as of [  ], 2010 (the “Credit Agreement”; terms defined therein unless otherwise defined herein being used herein as therein defined) among MSCI, each Lender from time to time party thereto, and Morgan Stanley Senior Funding, Inc. (“MSSF”), as Syndication Agent, Administrative Agent and Collateral Agent.1  As used herein, “Company” means MSCI and its Subsidiaries on a consolidated basis.

1.            The undersigned certifies, on behalf of MSCI and not in his individual capacity, that he has made such investigation and inquiries as to the financial condition of MSCI and its Subsidiaries as the undersigned deems necessary and prudent for the purposes of providing this Solvency Certificate.  The undersigned acknowledges that the Administrative Agent, the L/C Issuer, the Swing Line Lender and the Lenders are relying on the truth and accuracy of this Solvency Certificate in connection with the making of Loans and the issuance of Letters of Credit under the Credit Agreement.

2.            The undersigned certifies, on behalf of MSCI and not in his individual capacity, that (a) the financial information, projections and assumptions which underlie and form the basis for the representations made in this Solvency Certificate were made in good faith and were based on assumptions reasonably believed by MSCI to be fair in light of the circumstances existing at the time made and continue to be fair as of the date hereof; and (b) for purposes of providing this Solvency Certificate, the amount of contingent liabilities has been computed as the amount that, in the light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

BASED ON THE FOREGOING, the undersigned certifies, on behalf of MSCI and not in his individual capacity, that, on the date hereof, before and after giving effect to the Transactions (and the Loans made or to be made and other obligations incurred or to be incurred on the Closing Date):

(i)            the fair value of the property of the Company, is greater than the total amount of liabilities, including contingent liabilities, of the Company;

(ii)            the present fair salable value of the assets of the Company is greater than the amount that will be required to pay the probable liability of the Company on its debts and other liabilities, including contingent liabilities, as they become absolute and matured;

(iii)            the Company does not intend to, and does not believe that it will, incur debts or liabilities beyond the Company’s ability to pay such debts and liabilities as they mature; and

___________
1 To be modified to reflect the final Credit Agreement.

(iv)            the Company does not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate as of the first date written above, solely in his capacity as the Chief Financial Officer of MSCI and not in his individual capacity.

Name:
Title: Chief Financial Officer